Exhibit 3.2

WARRANT AGENT AGREEMENT

SDR Drone, Inc. (formerly Hallmark Venture Group, Inc.)

and Liberty Stock Transfer, Inc.

This WARRANT AGENT AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of July, 2026, by and between SDR Drone, Inc., a Florida corporation formerly known as Hallmark Venture Group, Inc., with its principal office at 801 US Highway 1, North Palm Beach, Florida 33408 (the “Company”), and Liberty Stock Transfer, Inc., a New Jersey corporation with offices at 788 Shrewsbury Avenue, Suite 2163, Tinton Falls, New Jersey 07724 (the “Warrant Agent”).

Recitals

WHEREAS, the Company proposes to issue and sell up to 350,000 units (the “Units”) pursuant to an offering statement on Form 1-A (Regulation A, Tier 2) (the “Offering Statement”), with each Unit consisting of ten (10) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and two (2) warrants, each warrant entitling the holder to purchase one (1) share of Common Stock at an exercise price of $5.00 per share (each, a “Warrant” and collectively, the “Warrants”);

WHEREAS, at full subscription the Company will issue up to an aggregate of 700,000 Warrants exercisable for up to 700,000 shares of Common Stock (the “Warrant Shares”);

WHEREAS, each Warrant is exercisable at any time on or before the date that is two (2) years after its date of issuance, after which any unexercised Warrant will expire and become void and of no further force or effect; and

WHEREAS, the Company desires to appoint the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, exercise, and cancellation of the Warrants, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Appointment of Warrant Agent

The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Warrant Agent hereby accepts such appointment. The Warrant Agent shall act solely as agent of the Company and shall not assume any obligations or relationship of agency or trust with any holder of a Warrant (a “Holder”).

2. Form and Execution of Warrants

2.1. Each Warrant shall be evidenced by a warrant certificate substantially in the form attached hereto as Exhibit A (a “Warrant Certificate”), with such appropriate insertions, omissions, substitutions, and other variations as are required or permitted by this Agreement.

2.2. Each Warrant Certificate shall be executed on behalf of the Company by the manual or facsimile signature of a duly authorized officer of the Company and, if required by the Warrant Agent, shall be countersigned by the Warrant Agent. A Warrant Certificate bearing the countersignature of the Warrant Agent (where required) shall be valid and binding even if the officer who signed it has ceased to hold office before the Warrant Certificate is delivered.

2.3. The Warrant Agent shall not countersign or deliver any Warrant Certificate unless it has received written instructions from the Company, including the number of Warrants to be issued and the identity of the registered Holder.

3. Registration, Transfer, and Exchange

3.1. The Warrant Agent shall maintain, at its office identified above, a register (the “Warrant Register”) in which it shall record the name and address of each Holder, the number of Warrants held, the certificate numbers, and the date of issuance, transfer, exercise, or cancellation.

3.2. Subject to the transfer restrictions applicable to the Warrants and the Warrant Shares under applicable federal and state securities laws, a Holder may transfer or exchange Warrants by surrendering the applicable Warrant Certificate to the Warrant Agent, accompanied by a duly executed instrument of transfer in form satisfactory to the Warrant Agent and payment of any applicable transfer taxes. Upon such surrender, the Warrant Agent shall register the transfer or exchange in the Warrant Register and issue a new Warrant Certificate to the transferee or the Holder, as applicable.

3.3. The Company and the Warrant Agent may deem and treat the registered Holder of any Warrant as the absolute owner thereof for all purposes and shall not be affected by any notice to the contrary.

4. Exercise of Warrants

4.1. Each Warrant may be exercised, in whole or in part, at any time on or before 5:00 p.m., Eastern Time, on the date that is two (2) years after the date of issuance of such Warrant (the “Expiration Date”), by the Holder delivering to the Warrant Agent (a) the Warrant Certificate, (b) a duly completed and executed exercise notice in the form set forth on the Warrant Certificate, and (c) payment in full of the aggregate exercise price for the Warrant Shares as to which the Warrant is being exercised (the “Exercise Price”).

4.2. Payment of the Exercise Price shall be made in lawful money of the United States by wire transfer or certified or official bank check payable to the order of the escrow agent designated pursuant to the Warrant Exercise Escrow Agreement described in Section 5, for deposit into the escrow account established thereunder.

4.3. Upon the Warrant Agent’s receipt of a Warrant Certificate, a properly completed exercise notice, and confirmation from the escrow agent that the applicable Exercise Price has been deposited into the escrow account, the Warrant Agent shall (a) so advise the Company, (b) requisition from the Company’s transfer agent the Warrant Shares issuable upon such exercise for delivery to the Holder, and (c) if the Warrant is exercised in part, deliver a new Warrant Certificate to the Holder evidencing the unexercised balance.

4.4. No fractional Warrant Shares shall be issued upon exercise. If any fraction of a Warrant Share would otherwise be issuable, the Company shall, in lieu thereof, round down to the nearest whole share.

4.5. Any Warrant not exercised on or before the Expiration Date shall become void, and all rights of the Holder thereunder shall cease.

5. Escrow of Exercise Proceeds

The Exercise Price paid upon exercise of any Warrant shall be held and disbursed in accordance with a separate Warrant Exercise Escrow Agreement among the Company, Liberty Stock Transfer, Inc., as escrow agent, and, as applicable, the Holders. The Warrant Agent shall coordinate with the escrow agent to confirm receipt of exercise proceeds before requisitioning Warrant Shares, and no Warrant Shares shall be issued until the applicable Exercise Price has been confirmed as deposited into escrow.

6. Adjustments

6.1. The number and kind of Warrant Shares issuable upon exercise of each Warrant and the Exercise Price shall be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction affecting the Common Stock, so that the Holder, upon exercise, receives the number and kind of shares the Holder would have received had the Holder exercised immediately prior to such event.

6.2. Whenever the Exercise Price or the number of Warrant Shares is adjusted, the Company shall promptly deliver to the Warrant Agent a certificate of an officer of the Company setting forth the adjustment and the facts on which it is based. The Warrant Agent shall be entitled to rely conclusively on such certificate and shall have no duty to investigate or verify the correctness of any adjustment.

7. Duties and Liability of the Warrant Agent

7.1. The Warrant Agent shall act hereunder solely as agent for the Company and shall have only those duties expressly set forth in this Agreement. The Warrant Agent undertakes no obligations and shall not be subject to any liability except as expressly provided herein.

7.2. The Warrant Agent may rely upon, and shall be protected in acting upon, any instruction, notice, certificate, instrument, or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Warrant Agent shall not be liable for any action taken, suffered, or omitted by it in good faith and in the absence of gross negligence or willful misconduct.

7.3. The Warrant Agent shall not be responsible for the validity of this Agreement or of any Warrant, for the sufficiency of the Warrant Shares reserved for issuance, for the accuracy of any recital or representation of the Company, or for the performance by the Company of any of its covenants or obligations. The Warrant Agent shall have no duty to determine whether any exercise, transfer, or issuance complies with applicable securities laws, that responsibility resting with the Company.

8. Indemnification

The Company shall indemnify the Warrant Agent and hold it harmless against any loss, liability, cost, or expense, including reasonable attorneys’ fees, arising out of or in connection with the Warrant Agent’s acceptance and performance of its duties under this Agreement, except to the extent such loss, liability, cost, or expense is finally determined to have resulted from the Warrant Agent’s gross negligence or willful misconduct. This provision shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

9. Compensation

The Company shall pay the Warrant Agent reasonable compensation for its services under this Agreement in accordance with the Warrant Agent’s fee schedule as in effect from time to time, and shall reimburse the Warrant Agent for its reasonable out-of-pocket expenses incurred in connection with the performance of its duties hereunder.

10. Resignation and Removal; Successor Warrant Agent

10.1. The Warrant Agent may resign, and the Company may remove the Warrant Agent, upon not less than thirty (30) days’ prior written notice to the other party. Upon such resignation or removal, the Company shall appoint a successor warrant agent. If no successor has been appointed and has accepted appointment within thirty (30) days after notice, the Warrant Agent or any Holder may apply to a court of competent jurisdiction for the appointment of a successor.

10.2. Any successor warrant agent shall execute and deliver an instrument accepting such appointment, whereupon it shall become vested with all the rights, powers, and duties of the predecessor warrant agent. The predecessor warrant agent shall deliver the Warrant Register and all related records to the successor.

11. Term and Termination

This Agreement shall remain in effect until the earlier of (a) the exercise, expiration, or cancellation of all outstanding Warrants and (b) termination by the mutual written agreement of the parties. Sections 7, 8, and 9 shall survive any termination of this Agreement.

12. Miscellaneous

12.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict-of-laws principles, except that matters relating to the authorization and issuance of the Common Stock shall be governed by the Florida Business Corporation Act.

12.2. Notices. All notices under this Agreement shall be in writing and delivered to the parties at the addresses set forth above, or to such other address as a party may designate by written notice.

12.3. Amendment. This Agreement may be amended only by a writing signed by both parties, provided that no amendment that adversely affects the rights of Holders in any material respect shall be made without the consent of the affected Holders, except to cure ambiguity or correct a manifest error.

12.4. Counterparts. This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.5. Entire Agreement. This Agreement, together with the exhibits hereto, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior understandings.

IN WITNESS WHEREOF, the parties have caused this Warrant Agent Agreement to be executed as of the date first written above.

SDR DRONE, INC.

By:	/s/ Cho Sun Sik
Name:	Cho Sun Sik
Title:	Co-Chief Executive Officer

LIBERTY STOCK TRANSFER, INC., as Warrant Agent

By:	/s/ Jeff English
Name:	Jeff English
Title:	President

EXHIBIT A

FORM OF WARRANT CERTIFICATE

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION OR AN APPLICABLE EXEMPTION THEREFROM.

SDR DRONE, INC.

Warrant Certificate No. W-______	Number of Warrants: __________

This certifies that ____________________________ (the “Holder”), or its registered assigns, is the registered holder of the number of warrants (the “Warrants”) set forth above. Each Warrant entitles the Holder to purchase one (1) fully paid and nonassessable share of common stock, par value $0.001 per share (the “Common Stock”), of SDR Drone, Inc., a Florida corporation (the “Company”), at an exercise price of $5.00 per share (the “Exercise Price”), subject to adjustment, at any time on or before 5:00 p.m., Eastern Time, on ____________, 20__ (the “Expiration Date”).

This Warrant Certificate is issued under, and is subject to the terms and conditions of, the Warrant Agent Agreement dated as of ____________, 2026, between the Company and Liberty Stock Transfer, Inc., as warrant agent (the “Warrant Agent”), which is incorporated herein by reference. Copies of the Warrant Agent Agreement are available at the office of the Warrant Agent.

To exercise, the Holder must deliver to the Warrant Agent (a) this Warrant Certificate, (b) the completed and executed Exercise Notice below, and (c) payment in full of the aggregate Exercise Price, which payment shall be deposited into escrow with Liberty Stock Transfer, Inc., as escrow agent, in accordance with the Warrant Exercise Escrow Agreement. Any Warrant not exercised on or before the Expiration Date shall become void.

This Warrant does not entitle the Holder to any voting rights, dividends, or other rights as a shareholder of the Company prior to exercise.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

SDR DRONE, INC.

By:
Name:	Cho Sun Sik
Title:	Co-Chief Executive Officer

Countersigned:

LIBERTY STOCK TRANSFER, INC., as Warrant Agent

By:
Name:
Title:	Authorized Officer

EXERCISE NOTICE

(To be executed by the Holder to exercise Warrants)

To: Liberty Stock Transfer, Inc., as Warrant Agent

The undersigned Holder hereby irrevocably elects to exercise __________ Warrants evidenced by the attached Warrant Certificate and to purchase thereunder __________ shares of Common Stock of SDR Drone, Inc., and tenders herewith payment of the aggregate Exercise Price of $__________, to be deposited into escrow in accordance with the Warrant Exercise Escrow Agreement.

The undersigned requests that the shares of Common Stock be registered in the name of the undersigned and delivered to the address set forth below.

Dated: ____________________, 20__

Signature: __________________________________

Name (print): __________________________

Address: ________________________________

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